UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0507804
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                    (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Item 1. Description of Registrant’s Securities to be Registered.

On May 7, 2013, BBX Capital Corporation (the “Company”) entered into a definitive merger agreement (the “Merger Agreement”) with BFC Financial Corporation (“BFC”) and BBX Merger Sub, LLC, a newly formed wholly owned subsidiary of BFC (“Merger Sub”). The Merger Agreement provides for the Company to merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company of the Merger and a wholly owned subsidiary of BFC. On May 7, 2013, the Rights Agreement, dated as of February 7, 2013 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (“Rights Agent”), was amended pursuant to Amendment No. 1 to Rights Agreement (the “Rights Amendment”). The Rights Amendment renders the Rights Agreement inapplicable to the Merger Agreement and the Merger and other transactions contemplated thereby. Specifically, the Rights Amendment, among other matters, provides that none of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement will result in BFC, Merger Sub or any of their respective affiliates or associates being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement) or give rise to any event that would result in the occurrence of a “Distribution Date” or “Stock Acquisition Date” (as those terms are defined in the Rights Agreement). The Rights Amendment also provides that the Rights (as defined in the Rights Agreement) shall expire immediately prior to the effective time of the Merger if the Rights Agreement has not otherwise terminated.

The foregoing description of the Rights Amendment is not complete and is qualified in its entirety by reference to full text of the Rights Agreement and the Rights Amendment, which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated herein by reference.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of February 7, 2013, between BBX Capital Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-A, filed with the Securities and Exchange Commission on February 7, 2013)

4.2	Amendment No. 1 to Rights Agreement, dated as of May 7, 2013, between BBX Capital Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2013)

SIGNATURE

Pursuant to the requirements Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BBX CAPITAL CORPORATION

Dated: May 13, 2013

	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer

EXHIBIT LIST

4.1	Rights Agreement, dated as of February 7, 2013, between BBX Capital Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-A, filed with the Securities and Exchange Commission on February 7, 2013)

4.2	Amendment No. 1 to Rights Agreement, dated as of May 7, 2013, between BBX Capital Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2013)